Exhibit 99.1

Investor Relations:	Alexandra Lynn
+1 (617) 747-3300 ir@amg.com

Media Relations:	Laura O’Brien
+1 (617) 747-3300
pr@amg.com

AMG Completes Investment in Private Equity Fund-of-Funds Manager Pantheon

BOSTON, June 30, 2010 - Affiliated Managers Group, Inc. (NYSE: AMG) today announced the completion of the acquisition of Pantheon from Russell Investments, a subsidiary of Northwestern Mutual Life Insurance Company.

Pantheon is a leading global private equity fund-of-funds manager, delivering private equity investment solutions to a broad range of clients for over 25 years.  Pantheon manages regional funds-of-funds in Europe, the United States and Asia, as well as global secondary funds-of-funds, global infrastructure fund-of-funds and customized separate account programs.  Pantheon currently has committed funds under management of approximately $26 billion across 300 global clients, including pension funds, endowments, government bodies and insurance companies.  The firm has experienced high client retention throughout its history, reflecting its strong performance over different economic cycles and high standards of client service.  With a team of 64 investment professionals (and a total staff of 140) in offices located in London, San Francisco, New York and Hong Kong, Pantheon is well-equipped to invest and serve clients worldwide.

In the Pantheon transaction, AMG purchased a majority equity interest, while the Pantheon management team acquired the remaining equity interest.  Pantheon management will continue to direct the firm’s day-to-day operations.

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms.  AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy.  AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  As of March 31, 2010, the aggregate assets under management of AMG’s Affiliates were approximately $260 billion in more than 350 investment products across a broad range of investment styles, asset classes and distribution channels.  For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2009.

AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

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